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                                                                   EXHIBIT 10.VV


SUE B. ORTENSTONE                                                 (EL PASO LOGO)
Senior Vice President
Human Resources and Facility Services




                                       June 16, 2004


Mr. D. Dwight Scott
Executive Vice President and Chief Financial Officer
El Paso Corporation

Dear Dwight:

         Effective as of June 16, 2004, you have decided to reduce your base salary by 30% or $162,600 (to $379,404). You are giving up the right to this amount effective June 16, 2004, and for the remainder of 2004. Although you will give up the right to this amount, the Company will continue to record your base salary in the amount of $542,004 for purposes of measuring and calculating all other compensation and benefits under any Company plans and arrangements to which you remain entitled. The Compensation Committee will also continue to review your annual salary level for increases in the ordinary course.

         This letter confirms that $162,600 of your base salary will not be paid to you for the period June 16, 2004, through December 31, 2004, but shall be recorded for purposes of determining other amounts owning to you under the terms of Company benefit plans and arrangements in which you participate. Please indicate your understanding of, and agreement to, this letter in the space provided below.

                                       Sincerely,

                                       /s/ Sue Ortenstone
                                       ------------------------


Understood and Agreed:

/s/ D. Dwight Scott
-------------------------
D. Dwight Scott


El Paso Corporation
1001 Louisiana Street  Houston, Texas 77002
PO Box 2511  Houston, Texas 77252.2511
tel 713.420.2509  fax 713.420.3632